Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is hereby entered into by and between Derek Bertocci, an individual (“Executive”), and Accuray Incorporated, a Delaware corporation, on behalf of itself and all of its subsidiaries (collectively, the “Company”).

Recitals

A.                                    Executive has been employed by the Company pursuant to an employment agreement by and between the Company and Executive effective as of January 1, 2013 (the “Employment Agreement”), and currently is serving as Senior Vice President, Chief Financial Officer;

B.                                    Executive’s employment with the Company and any of its parents, direct or indirect subsidiaries, affiliates, divisions, or related entities (collectively referred to herein as the “Company and its Related Entities”) will be ended on the terms and conditions set forth in this Agreement.

Agreement

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Effective Date. Except as otherwise provided herein, this Agreement shall be effective on the eighth day after it has been executed by both of the parties (the “Effective Date”).

2.                                      End of Employment and Service as a Director. Executive’s employment with the Company and its Related Entities has ended or will end effective as of 5:00 pm Pacific Time, on September 2, 2013 (the “Termination Date”). If Executive is a member of the Board of Directors of the Company and/or its Related Entities (collectively, the “Board”) Executive hereby voluntarily resigns from the Board, effective as of September 2, 2013.

3.                                      Continuation of Benefits After the Termination Date. Except as expressly provided in this Agreement or in the plan documents governing the Company’s employee benefit plans, after the Termination Date, Executive will no longer be eligible for, receive, accrue, or participate in any other benefits or benefit plans provided by the Company and its Related Entities, including, without limitation, medical, dental and life insurance benefits, and the Company’s 401(k) retirement plan; provided, however, that nothing in this Agreement shall waive Executive’s right to any vested benefits, including vested amounts in the Company’s 401(k) retirement plan, which amounts shall be handled as provided in the plan.

4.                                      Payments Upon Termination.  Executive will be entitled to receive payment of the following:  (i) all earned but unpaid compensation (including accrued unpaid vacation)

through the effective date of termination, payable on or before the termination date; and (ii) reimbursement, made in accordance with Section 4(e) of the Employment Agreement, of any monies advanced or incurred by Executive in connection with his/her employment for reasonable and necessary Company-related expenses incurred on or before the Termination Date.  The provisions of this Agreement shall not waive or terminate any rights to compensation or vested benefits under the Company’s benefits plans or as required by law, or to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws or separate indemnification agreement, as applicable.

5.                                      Severance Benefits or Enhanced Severance Benefits.  In return for Executive’s promises in this Agreement, the Company will provide Executive with the Severance Benefits or Enhanced Severance Benefits as defined in Sections 5(a) and 5(e) of the Employment Agreement and as applicable based on the nature of the termination, subject to the terms and conditions set forth in the Employment Agreement, including, but not limited to, Section 16 thereof.  The Severance Benefits or Enhanced Severance Benefits will be paid as specified in Section 5(a) or Section 5(e) of the Employment Agreement, as applicable and shall be subject to required withholdings and authorized deductions and to Section 21 below.  For purposes of this Agreement, the term “Severance Period” means six (6) months, regardless of whether Executive receives the Severance Benefits or the Enhanced Severance Benefits.

6.                                      Effect of Revocation or Subsequent Employment.

(a)                                 If Executive properly revokes this Agreement in accordance with Section 13 below, Executive shall not be entitled to receive the payments and benefits under Section 5, above, except that Executive’s rights under COBRA will continue.

(b)                                 The Company’s obligation to reimburse premiums for insurance coverage under COBRA or otherwise will be extinguished as of the date Executive’s coverage begins under the group health plan of any new employer.  If Executive violates the restrictions in Section 17, below, the Company’s obligation to pay premiums for insurance under COBRA or otherwise will be immediately extinguished, and the other remedies specified in Section 17, below, shall apply.

7.                                      Acknowledgement of Total Compensation and Indebtedness. Executive acknowledges and agrees that the cash payments under Sections 4 and 5 of this Agreement extinguish any and all obligations for monies, or other compensation or benefits that Executive claims or could claim to have earned or claims or could claim is owed to him as a result of his/her employment by the Company and its Related Entities through the Termination Date, under the Employment Agreement or otherwise.  Notwithstanding the foregoing, the parties acknowledge and agree that the provisions of this Section 7 shall not terminate any rights Executive has under Section 3 or to other payments Executive may have, and to any indemnification Executive may have under the Company’s Bylaws or separate indemnification agreement, as applicable.

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8.                                      Status of Related Agreements and Future Employment.

(a)                                 Agreements Between Executive and the Company. The parties agree that as further consideration of the Executive’s promises herein, the Company will enter into a consulting relationship with the Executive for a period of three (3) months commencing the Effective Date of this Agreement.

(b)                                 Employment Agreement. The parties agree that the Employment Agreement shall be terminated as of the Termination Date. Notwithstanding the termination of the Employment Agreement, the parties hereto acknowledge that certain rights and obligations set forth in the Employment Agreement extend beyond the Termination Date.  In the event that any provision of this Agreement conflicts with Section 6 of the Employment Agreement, the terms and provisions of the section(s) providing the greatest protection to the Company and its Related Entities shall control.

9.                                      Release by Executive.

(a)                                 Except for any obligations or covenants of the Company pursuant to this Agreement and as otherwise expressly provided in this Agreement, Executive, for himself and his/her heirs, executors, administrators, assigns, successors and agents (collectively, the “Executive’s Affiliates”) hereby fully and without limitation releases and forever discharges the Company and its Related Entities, and each of their respective agents, representatives, shareholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, investigators, affiliates, successors and assigns (collectively, the “Company Releasees”), both individually and collectively, from any and all waivable rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, which Executive or any of Executive’s Affiliates has or may have or may claim to have against the Company Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the Effective Date (“Claims”), arising out of, based upon, or relating to his/her employment or the termination of his/her employment with the Company and its Related Entities and/or his/her service as an officer of any of the Company Releasees, any agreement or compensation arrangement between Executive and any of the Company Releasees, to the maximum extent permitted by law.

(b)                                 Executive specifically and expressly releases any Claims arising out of or based on: the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the National Labor Relations Act and the Equal Pay Act, as the same may be amended from time to time; the California common law on fraud, misrepresentation, negligence, defamation, infliction of emotional distress or other tort, breach of contract or covenant, violation of public policy or wrongful termination; state or federal wage and hour laws, and other provisions of the California Labor Code, to the extent these may be released herein as a matter of law; or any other state or federal law, rule, or regulation dealing with the employment relationship, except those claims which may not be released herein as a matter of law.

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(c)                                  Nothing contained in this Section 9 or any other provision of this Agreement shall release or waive any right that Executive has to indemnification and/or reimbursement of expenses by the Company and its Related Entities with respect to which Executive may be eligible as provided in California Labor Code section 2802, the Company’s and its Related Entities’ Certificates of Incorporation, Bylaws and any applicable directors and officers, errors & omissions, umbrella or general liability insurance policies, any indemnification agreements, including the Employment Agreement; or any other applicable source, nor prevent Executive from cooperating in an investigation of the Company by the Equal Employment Opportunity Commission (“EEOC”).

10.                               Waiver of Civil Code Section 1542.

(a)                                 Executive understands and agrees that the release provided herein extends to all Claims released above whether known or unknown, suspected or unsuspected, which may be released as a matter of law. Executive expressly waives and relinquishes any and all rights he may have under California Civil Code section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS/HER OR HER SETTLEMENT WITH THE DEBTOR.”

(b)                                 Executive expressly waives and releases any rights and benefits which he has or may have under any similar law or rule of any other jurisdiction. It is the intention of each party through this Agreement to fully, finally and forever settle and release the Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.

11.                               Release of Federal Age Discrimination Claims by Executive. Executive hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination In Employment Act of 1967, as amended, which he might otherwise have had against the Company or any of the Company Releasees regarding any actions which occurred prior to the date that Executive signed this Agreement, except that Executive is not prevented from cooperating in an investigation by the EEOC or from filing an EEOC charge other than for personal relief.

12.                               Release by Company and its Related Entities.  The Company and its Related Entities hereby release and forever discharge Executive, from any and all waivable actions, causes of action, covenants, contracts, claims and demands of whatever character, nature and kind, whether known or unknown, which the Company and its Related Entities ever had, now have, or any of them hereafter can, shall or may have by reason of Executive’s employment and/or his/her service as a director and/or officer of the Company and/or its Related Entities; provided, however, that this general release shall not apply, or be deemed or construed to apply, to (a) any of Executive’s continuing obligations pursuant to this Agreement or the Employment

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Agreement,  (b) criminal conduct or acts or omissions constituting willful misconduct or gross negligence by Executive during his/her employment with the Company, or (c) recoupment of all or a portion of any previously awarded bonus or equity award pursuant to the Company’s Recoupment (Clawback) Policy that was in effect when the bonus was paid or the equity award vested or was exercised by Executive, whichever was later.

13.                               Review and Revocation Rights. Executive hereby is advised of the following:

(a)                                 Executive has the right to consult with an attorney before signing this Agreement and is encouraged by the Company to do so;

(b)                                 Executive has twenty-one (21) days from his/her receipt of this Agreement to consider it; and

(c)                                  Executive has seven (7) days after signing this Agreement to revoke this Agreement, and this Agreement will not be effective until that revocation period has expired without revocation. Executive agrees that in order to exercise his/her right to revoke this Agreement within such seven (7) day period, he must do so in a signed writing delivered to the Company’s Board before the close of business on the seventh calendar day after he signs this Agreement.

14.                               Confidentiality of Agreement. After the execution of this Agreement by Executive, neither Executive, his/her attorney, nor any person acting by, through, under or in concert with them, shall disclose any of the terms of or amount paid under this Agreement (other than to state that the Company has filed this Agreement and/or agreements related thereto as public documents) or the negotiation thereof to any individual or entity; provided, however, that the foregoing shall not prevent such disclosures by Executive to his/her attorney, tax advisors and/or immediate family members, or as may be required by law.

15.                               No Filings. Executive represents that he has not filed any lawsuits, claims, charges or complaints, which are pending as of the date hereof, against the Company Releasees with any local, state or federal agency or court from the beginning of time to the date of execution of this Agreement, and that Executive is not aware of any facts that would support any Claims or any compliance-related or code of ethics violations of any kind whatsoever against the Company Releasees, including without limitation any claims for any work-related injuries.  If Executive hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released in this Agreement, or in any manner asserts against the Company Releasees any of the Claims released in this Agreement, then Executive agrees to pay to the Company Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by the Company Releasees in defending or otherwise responding to the suit or Claim; provided, however, that this provision shall not obligate Executive to pay the Company Releasees’ attorneys’ fees in any action challenging the release of claims under the Older Workers Benefit Protection Act or the ADEA, unless otherwise allowed by law. If any governmental agency or court ever assumes jurisdiction over any such lawsuit, claim, charge or complaint and/or purports to bring any legal proceeding, in whole or in part, on behalf of Executive based upon events occurring prior to the

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execution of this Agreement, Executive will request such agency or court to withdraw from and/or to dismiss the lawsuit, claim, charge or complaint with prejudice.

16.                               Confidential and Proprietary Information. Executive acknowledges that certain information, observations and data obtained by him during the course of or related to his/her employment with the Company and its Related Entities (including, without limitation, projection programs, business plans, business matrix programs (i.e., measurement of business), strategic financial projections, certain financial information, shareholder information, technology and product design information, marketing plans or proposals, personnel information, customer lists and other customer information) are the sole property of the Company and its Related Entities and constitute Proprietary Information as defined in Section 6 of the Employment Agreement.  Executive represents and warrants that he has returned all files, customer lists, financial information and other property of the Company and its Related Entities that were in Executive’s possession or control without retaining copies thereof.  Executive further represents and warrants that he does not have in his/her possession or control any files, customer lists, financial information or other property of the Company and its Related Entities. In addition to his/her promises in Section 6 of the Employment Agreement, Executive agrees that he will not disclose to any person or use any such information, observations or data without the written consent of the Board.  If Executive is served with a deposition subpoena or other legal process calling for the disclosure of such information, or if he is contacted by any third person requesting such information, he will notify the Board as soon as is reasonably practicable after receiving notice and will reasonably cooperate with the Company and its Related Entities in minimizing the disclosure thereof; provided, that nothing in this Agreement will affect Executive’s obligations to testify truthfully in response to any subpoena or other legally required discovery proceeding.

17.                               Prohibited Activities.

(a)                                 Non-Solicitation of Customers and Other Business Partners.  Executive recognizes that by virtue of his/her employment with the Company, he will be introduced to and involved in the solicitation and servicing of existing customers and other business partners of the Company and new customers and business partners obtained by the Company during his/her employment.  Executive understands and agrees that all efforts expended in soliciting and servicing such customers and business partners shall be for the benefit of the Company.  Executive further agrees that during his/her employment with the Company he will not engage in any conduct which could in any way jeopardize or disturb any of the customer and business partner relationships of the Company.  In addition, Executive agrees that, for a period beginning on the Effective Date and ending twelve (12) months after termination of Executive’s employment with the Company, regardless of the reason for such termination, Executive shall not use any Proprietary Information to, directly or indirectly, solicit, direct, interfere with, or entice away from the Company any existing customer, licensee, licensor, vendor, contractor or distributor of the Company or for the customer or other business partner to expand its business with a competitor, without the prior written consent of the Board.

(b)                                 Non-Solicitation of Employees.  Executive recognizes the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees.  Accordingly, Executive agrees that, for a period

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beginning on the Effective Date and ending twelve (12) months after termination of Executive’s employment with the Company, regardless of the reason for such termination, Executive shall not use any Proprietary Information, directly or indirectly, for himself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company in a position classified as exempt from overtime pay requirements.  For purposes of the foregoing, “employee of the Company” shall include any person who was an employee of the Company at any time within six (6) months prior to the prohibited conduct.

(c)                                  Scope of Restrictions. Executive agrees that the restrictions in Sections 17 (a) and (b), above, are reasonable and necessary to protect the Company’s trade secrets and that they do not foreclose Executive from working in the medical device industry generally.  To the extent that any of the provisions in this Section 17 are held to be overly broad or otherwise unenforceable at the time enforcement is sought, Executive agrees that the provision shall be reformed and enforced to the greatest extent permissible by law.  Executive further agrees that if any portion of this Section 17 is held to be unenforceable, that the remaining provisions of it shall be enforced as written.

18.                               Remedies. Executive acknowledges that any misuse of Proprietary Information belonging to the Company and its Related Entities, or any violation of Section 6 of the Employment Agreement, and any violation of Sections 14, 16 and 17 of this Agreement, will result in irreparable harm to the Company and its Related Entities, and therefore, the Company and its Related Entities shall, in addition to any other remedies, be entitled to immediate injunctive relief. To the extent there is any conflict between Section 6 of the Employment Agreement and this Section 18, the provision providing the greatest protection to the Company and its Related Entities shall control. In addition, in the event of a breach of any provision of this Agreement by Executive, including Sections 14, 16 and 17, Executive shall forfeit, and the Company and its Related Entities may withhold payment of any unpaid portion of, the Severance Benefits or Enhanced Severance Benefits provided under Section 5, above.

19.                               Cooperation Clause.

(a)                                 To facilitate the orderly conduct of the Company and its Related Entities’ businesses, for the Severance Period, Executive agrees to cooperate, at no charge, with the Company and its Related Entities’ reasonable requests for information or assistance related to the time of his/her employment.

(b)                                 For the Severance Period, Executive agrees to cooperate, at no charge, with the Company’s and its Related Entities’ and its or their counsel’s reasonable requests for information or assistance related to (i) any investigations (including internal investigations) and audits of the Company’s and its Related Entities’ management’s current and past conduct and business and accounting practices and (ii) the Company’s and its Related Entities’ defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Executive was employed by the Company and its Related Entities.   The Company will promptly reimburse Executive for his/her reasonable, customary and documented out-of-pocket business expenses in connection with the performance of his/her duties under this Section 19.  Except as required by law or authorized in advance by the Board of Directors of the Company, Executive

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will not communicate, directly or indirectly, with any third party other than Executive’s legal counsel, including any person or representative of any group of people or entity who is suing or has indicated that a legal action against the Company and its Related Entities or any of their directors or officers is being contemplated, concerning the management or governance of the Company and its Related Entities, the operations of the Company and its Related Entities, the legal positions taken by the Company and its Related Entities, or the financial status of the Company and its Related Entities. If asked about any such individuals or matters, Executive shall say: “I have no comment,” and shall direct the inquirer to the Company. Executive acknowledges that any violation of this Section 19 will result in irreparable harm to the Company and its Related Entities and will give rise to an immediate action by the Company and its Related Entities for injunctive relief.

20.                               No Future Employment. Executive understands that his/her employment with the Company and its Related Entities will irrevocably end as of the Termination Date and will not be resumed at any time in the future. Executive agrees that he will not apply for, seek or accept employment by the Company and its Related Entities at any time, unless invited to do so by the Company and its Related Entities.

21.                               Tax Issues.  The parties agree that the payments and benefits provided under this Agreement, and all other contracts, arrangements or programs that apply to him, shall be subject to Section 16 of the Employment Agreement.

22.                               Non-disparagement.  Executive agrees not to criticize, denigrate, or otherwise disparage the Company and its Related Entities, or any of their directors, officers, products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research.  The Company agrees not to authorize or condone denigrating or disparaging statements about Executive to any third party, including by press release or other formally released announcement.  Factually accurate statements in legal or public filings shall not violate this provision.  In addition, nothing in this Section 22 shall prohibit Executive or the Company or the Board, or any of their employees or members from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law.

23.                               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

24.                               Dispute Resolution. The parties hereby agree that all disputes, claims or controversies arising from or otherwise in connection with this Agreement (except for injunctive relief sought by either party) between them and between Executive and any of the Company’s affiliated entities and the successor of all such entities, and any director, shareholder or employee of the Company will be resolved in accordance with Section 13 of the Employment Agreement, except for its attorneys’ fee provision.

25.                               Attorneys’ Fees. Except as otherwise provided herein, in any action, litigation or proceeding between the parties arising out of or in relation to this Agreement, including any purported breach of this Agreement, the prevailing party shall be entitled to an award of its costs and expenses, including reasonable attorneys’ fees.

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26.                               Non-Admission of Liability. The parties understand and agree that neither the payment of any sum of money nor the execution of this Agreement by the parties will constitute or be construed as an admission of any wrongdoing or liability whatsoever by any party.

27.                               Severability. If any one or more of the provisions contained herein (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law.

28.                               Entire Agreement. This Agreement represents the sole and entire agreement among the parties and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions among the parties with respect to the subject matters contained herein.

29.                               Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

30.                               Amendment. This Agreement may be modified or amended only if such modification or amendment is agreed to in writing and signed by duly authorized representatives of the parties hereto, which writing expressly states the intent of the parties to modify this Agreement.

31.                               Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original as against any party that has signed it, but both of which together will constitute one and the same instrument.

32.                               Assignment. This Agreement inures to the benefit of and is binding upon the Company and its successors and assigns, but Executive’s rights under this Agreement are not assignable, except to his/her estate.

33.                               Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered or delivered by overnight courier; (b) if sent by electronic mail, telecopy or facsimile (except for legal process); or (c) if mailed by overnight or by first class, United States certified or registered mail, postage prepaid, return receipt requested, and properly addressed as follows:

If to the Company:	Accuray Incorporated
1310 Chesapeake Terrace
Sunnyvale, California 94089
Attn: Board of Directors
c/o Corporate Secretary
Fax No. (408) 789-4205

If to Executive:	Address: most recent on file with the Company

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Email: most recent on file with the Company

Such addresses may be changed, from time to time, by means of a notice given in the manner provided above. Notice will conclusively be deemed to have been given when personally delivered (including, but not limited to, by messenger or courier); or if given by mail, on the third business day after being sent by first class, United States certified or registered mail; or if given by Federal Express or other similar overnight service, on the date of delivery; or if given by electronic mail, telecopy or facsimile machine during normal business hours on a business day, when confirmation of transmission is indicated by the sender’s machine; or if given by electronic mail, telecopy or facsimile machine at any time other than during normal business hours on a business day, the first business day following when confirmation of transmission is indicated by the sender’s machine. Unless otherwise agreed, notices, requests, demands and other communications delivered to legal counsel of any party hereto, whether or not such counsel shall consist of in-house or outside counsel, shall not constitute duly given notice to any party hereto.

34.                               Miscellaneous Provisions.

(a)                                 The parties represent that they have read this Agreement and fully understand all of its terms; that they have conferred with their attorneys, or have knowingly and voluntarily chosen not to confer with their attorneys about this Agreement; that they have executed this Agreement without coercion or duress of any kind; and that they understand any rights that they have or may have, and they are signing this Agreement with full knowledge of any such rights.

(b)                                 Both parties have participated in the drafting of this Agreement with the assistance of counsel to the extent they desired. The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular must be construed to have been used in the plural, and vice versa, and each gender must include any other gender. The captions of the Sections of this Agreement are for convenience only and must not affect the construction or interpretation of any of the provision herein.

(c)                                  Each provision of this Agreement to be performed by a party hereto is both a covenant and condition, and is a material consideration for the other party’s performance hereunder, and any breach thereof by the party will be a material default hereunder. All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Agreement are cumulative and no one of them is exclusive of any other. Time is of the essence in the performance of this Agreement.

(d)                                 Each party acknowledges that no representation, statement or promise made by any other party, or by the agent or attorney of any other party, except for those in this Agreement, has been relied on by him or it in entering into this Agreement.

(e)                                  Unless expressly set forth otherwise, all references herein to a “day” are deemed to be a reference to a calendar day. All references to “business day” mean any day of the year other than a Saturday, Sunday or a public or bank holiday in Orange County, California.

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Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to any other document.

(f)                                   Each party to this Agreement will cooperate fully in the execution of any and all other documents and in the completion of any additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

EACH OF THE PARTIES ACKNOWLEDGES THAT HE/IT HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT, AND THAT IT INCLUDES A WAIVER OF THE RIGHT TO A TRIAL BY JURY, AND, WITH RESPECT TO EXECUTIVE, HE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the dates written below.

EXECUTIVE:	/s/ Derek Bertocci

	Date:	September 19, 2013

COMPANY:	Accuray Incorporated

	By:	/s/ Darren J. Milliken

	Name:	Darren J. Milliken

	Title:	Senior Vice President, General Counsel

	Date:	September 25, 2013

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